AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

GE INVESTMENTS FUNDS, INC.

REAL ESTATE SECURITIES FUND

GE ASSET MANAGEMENT INCORPORATED

(formerly known as GE INVESTMENT MANAGEMENT INCORPORATED)

This Amendment No. 1 amends the Investment Advisory and Administration Agreement by and between GE Asset Management Incorporated (formerly known as GE Investment Management Incorporated) and GE Investments Funds, Inc., on behalf of its Real Estate Securities Fund, dated May 1, 1997 (the “Agreement”), as follows:

1.	All references in the Agreement to “GE Investment Management Incorporated” and “GEIM” shall be replaced by “GE Asset Management Incorporated” and “GEAM”, respectively.

2.	Section 2(c) to the Agreement is revised to change sub-paragraph (vii) to sub-paragraph (viii) and to add a new sub-paragraph (vii) as follows:

“(vii) supervise and oversee the activities of any sub-adviser retained by GEAM under a sub-advisory agreement on behalf of the Fund to perform any or all of its obligations under Section 2(a) hereof,”

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[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of May 1, 2006.

GE INVESTMENTS FUNDS, INC.
On behalf of REAL ESTATE SECURITIES FUND

By:
Name:	Michael J. Cosgrove
Title:	President and Chief Executive Officer

GE ASSET MANAGEMENT INCORPORATED

By:
Name:	Matthew J. Simpson
Title:	Senior Vice President